Consent of KPMG LLP


The Board of Directors
Inland Real Estate Corporation


We consent to incorporation by reference in the Registration Statement (No. 333-70699) on Form S-3 of Inland Real Estate Corporation of our reports relating to the historical summary of gross income and direct operating expense of Pine Tree Plaza-Janesville for the period from September 15, 1998 to December 31, 1998, the combined historical summary of gross income and direct operating expenses of the Ryan Properties for the year ended December 31, 1998, the historical summary of gross income and direct operating expenses of the Rose Plaza West for the year ended December 31, 1998, the historical summary of gross income and direct operating expense of the Baytowne Square and Shoppes for the year ended December 31, 1998, and the historical summary of gross income and direct operating expenses of the Loehmann's Plaza for the year ended December 31, 1998 which reports appear in the Current Report on Form 8-K of Inland Real Estate Corporation dated November 23, 1999.




Chicago, Illinois
November 23, 1999